Exhibit 10.2

AMENDMENT TO EMPLOYMENT AND

NON-COMPETITION AGREEMENT

The Employment and Non-Competition Agreement between National Interstate Corporation (“NIC”) and Alan R. Spachman (“Spachman”) dated March 12, 2007 (the “Employment Agreement”) is hereby amended effective as of January 1, 2008 as follows:

1. The Employment Agreement is hereby amended to add the following Section 22 to the end thereof:

“22. Compliance with Section 409A of the Code

(a) It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be construed, administered, and governed in a manner that effects such intent, and NIC shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Spachman. Notwithstanding anything contained in this Agreement to the contrary, and except as provided in Section 22(b):

(i) The severance benefits described under Section 16(a) of this Agreement shall only be payable only upon a “separation from service” within the meaning of Section 409A of the Code.

(ii) The continued base salary and guaranteed bonus provided under Section 16(a) shall be paid in accordance with NIC’s normal payroll practices in effect on January 1, 2008. The additional profit sharing contributions provided under Section 16(a) shall be paid in a single lump sum within 30 days following separation from service.

(iii) The continued benefits provided under Section 16(a) (other than the profit sharing contributions) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid within 30 days following Spachman’s written request for reimbursement; provided that Spachman provides written notice no later than 60 days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The reimbursement of legal fees and expenses described in Section 17(b) are subject to the rules of the immediately preceding sentence, provided that the legal fees and expenses must be incurred during the period commencing on the Effective Date and ending on the 10 year anniversary of the end of the Term. Any interest described in Section 17(c) shall be paid at the same time as the payment or benefit is made or provided.

(iv) In no event shall the exercise period of each stock option described in Section 5 extend beyond its original term.

(v) The severance benefits described in Section 16(b) of this Agreement shall be paid at the same time and the same form as the benefits described in Section 16(a).

(b) Notwithstanding anything contained in this Agreement to the contrary, if Spachman is a “specified employee,” as determined under NIC’s policy for determining specified employees on his termination date, all payments, benefits or reimbursements provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided upon a “separation from service” within the meaning of Section 409A of the Code (other than as a result of his death) and that would otherwise be paid or provided during the first six months following separation from service, shall instead be accumulated through and paid or provided, together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on his separation from service, within 30 days after the first business day that is more than six months after the date of his separation from service (or, if Spachman dies during such six-month period, within 30 days after Spachman’s death).”

2. Except as explicitly set forth herein, the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NATIONAL INTERSTATE CORPORATION

By:	/s/ Julie A. McGraw
Julie A. McGraw
Vice President and Chief Financial Officer

/s/ Alan R. Spachman
ALAN R. SPACHMAN